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EXHIBIT 21

SUBSIDIARIES OF BUCYRUS INTERNATIONAL INC.

Corporate Name	State/Country of Incorporation
Boonville Mining Services, Inc.	Delaware
Bucyrus (Africa) (Proprietary) Limited	Republic of South Africa
Minserco SA (Proprietary) Limited	Republic of South Africa
Bucyrus (Brasil) Ltda.	Brazil
Bucyrus Canada Limited	Ontario
Bucyrus Canada Acquisition, Ltd.	Alberta

Bucyrus Europe Holdings, Ltd.	United Kingdom
Bucyrus Europe Limited	United Kingdom
White Line Plant Ltd.	United Kingdom
Bucyrus India Private Limited	India
Bucyrus Industries, Inc.	Delaware
Bucyrus International (Chile) Limitada	Chile
Bucyrus International (Peru) S.A.	Peru
Bucyrus (Mauritius) Limited	Mauritius
BWC Gear, Inc.	Delaware
BWP Gear Inc.	Delaware

Minserco, Inc.	Delaware
Western Gear Machinery Co.	Delaware
Equipment Assurance Limited	Cayman Islands
Wisconsin Holdings Pty. Ltd.	Australia
Bucyrus (Australia) Proprietary Ltd.	Australia

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SUBSIDIARIES OF BUCYRUS INTERNATIONAL INC.